Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-252523) and Registration Statements on Form S-8 (File Nos. 333-228900 and 333-268887) of our report, dated September 29, 2023, relating to the financial statements of SunHydrogen, Inc. (the “Company”) for the year ended June 30, 2023, which appears in this Form 10-K.

/s/ M&K CPAS, PLLC

Houston, Texas

September 29, 2023